Exhibit 10.1

July 1, 2024
Anthony F. Bartolo
5 Gray Bluff Place
Durham, NC 27705
Dear Anthony:
This letter, upon your signature, will be the agreement (the “Agreement”) between you and Bandwidth Inc. (“Bandwidth” or the “Company”), on the terms of your separation from service at Bandwidth:
1.Your Last Date of Employment and Related Matters. Your last day of employment with the Company is July 1, 2024 (the “Last Date of Employment”). Through and until your Last Date of Employment, you will be paid in accordance with the Company’s customary semi-monthly payroll practices, less customary and applicable deductions. Upon your Last Date of Employment, the Company will pay you for accrued, unused paid time off (vacation), and no other forms of non-working paid time off benefits will be owed to you.
Additional Information Regarding Medical, Dental and Other Benefits. Subject to the terms and conditions of the applicable plan documents, your medical and dental benefits will terminate on July 31, 2024, which is the last day of the last month in which you are actively employed. Upon the termination of your benefits, you will be provided separate information regarding your right thereafter to continue coverage as required by COBRA. FSA, life insurance and long term disability benefits will terminate on your Last Date of Employment. Any voluntary accident benefits you may have will terminate as of July 31, 2024.
2.Payments to You. In consideration of your acceptance of this Agreement, and subject to the terms contained herein, and subject to the release of claims in Section 6 of this Agreement becoming effective and irrevocable, the Company agrees to provide you with the following payments and benefits:
a.Bandwidth agrees to accelerate, to July 1, 2024, the vesting of 62,630 restricted stock units (“RSUs”) you hold (which represents the number of RSUs which would have otherwise vested over the 9 months following the date of this Agreement but for the termination of your employment). Any other RSUs that you hold shall be forfeited for no consideration.
b.Bandwidth agrees to grant you, on July 1, 2024, an immediately-vested award of RSUs (the “New RSU Award”). The shares of Bandwidth Class A common stock underlying this New RSU Award will be released to you on the earlier of March 14, 2025 or upon your death (the actual date of settlement, the “Settlement Date”) so long as you have complied with (as determined by the Company) (a) the provisions of the Employment Agreement, dated as of February 22, 2022 and amended as of March 24, 2022, between you and the Company (the “Employment Agreement”), any non-competition, non-solicitation, confidentiality or other

Bandwidth  • 2230 Bandmate Way  • Raleigh, NC 27607 •  www.bandwidth.com

Anthony F. Bartolo
July 1, 2024

restrictive covenant agreement and each other similar agreement(s) (collectively, and together with the Employment Agreement, the “Existing Agreements”), the provisions of which survive the termination of your employment and (b) the terms of this Agreement. The number of shares of Bandwidth Class A common stock to be released to you on the Settlement Date in respect of the New RSU Award shall be determined by dividing $1,107,760 by the closing price of Bandwidth Class A common stock on the last trading day preceding the Settlement Date. You acknowledge and agree that the New RSU Award will be granted under Bandwidth’s 2017 Incentive Award Plan (as amended and/or restated and will be subject to your timely execution of an award agreement in substantially the form of Bandwidth’s standard form of award agreement, with terms as set forth in this Agreement.).
c.Subject to the terms and conditions included herein, we will pay you a healthcare stipend in the amount of $2,540.00 per month (increased, if necessary, in 2025 to the extent of any increase in applicable health insurance rates), grossed up for taxes, to facilitate your purchase of healthcare coverage of your choice (including COBRA, as described below). This amount will be payable on the last business day of each month, beginning on July 31, 2024 and concluding on June 30, 2025. You must elect COBRA in a timely fashion to obtain the continuation of existing health insurance benefits coverage under Bandwidth’s existing plan(s). You will be responsible for paying the COBRA benefits, if timely elected.
The payments through your Last Date of Employment, as set forth in Section 1, and the payments referred to in Sections 2(a), 2(b) and 2(c) shall be referred to, collectively, as the “Payments.” You represent and agree that the Payments represent the entire amount to be paid upon your separation from service, and that it includes payment for any and all outstanding amounts, reimbursements, and payments that you believe are owed to you by the Company as of the date of this Agreement, and that the Payments are in excess of any and all such amounts that you claim you are owed. Except as otherwise expressly required by applicable law, including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or as specifically provided in this Agreement, all of your rights to salary, severance, benefits, bonuses and other compensatory amounts will cease on the Last Date of Employment.

3.Upon your failure to comply with, or upon your breach of, this Agreement or any of the Existing Agreements, in addition to all other rights and remedies Bandwidth and any of its affiliates may have, (i) all of the New RSUs will immediately be forfeited for no consideration, and (ii) you shall, within 15 days following such violation, repay to Bandwidth or its designee an amount in cash equal to the sum of the gross amount of all of the Payments (as calculated by Bandwidth), including in respect of the RSUs (and including any shares of common stock in respect of RSUs which have been settled and released to you) (the “Clawback Amount”). In addition, Bandwidth shall be entitled to reduce any payments owed by Bandwidth or its affiliates to you by the Clawback Amount (or a portion thereof) in lieu of repayment of the Clawback Amount (or applicable portion thereof), and shall be entitled to elect to be paid in shares of common stock issued in settlement of the RSUs in lieu of a cash amount.

Anthony F. Bartolo
July 1, 2024

4.Nondisparagement; Confidentiality; Continuing Obligations to the Company; Return of Company Equipment.
a.You agree that, except as required or expressly permitted by law, you will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the Company and Representatives (as defined in Section 5), and you will not disparage or seek to injure the reputation of the Company or Representatives. This provision does not apply on occasions when you are subpoenaed or ordered by a court or other governmental authority to testify or give evidence, and must of course, respond truthfully, or to conduct otherwise protected by law.
b.You will not disclose or use any information regarding the Company and Representatives’: business practices, procedures, and policies; trade secrets; customer lists; price lists; product marketing; and any and all other proprietary information of the Company and Representatives, except to the extent required by law, and in such event you will provide Bandwidth with prompt written notice of that fact so that Bandwidth may seek a protective order, confidential treatment or other appropriate remedy. In any event, you shall furnish only that portion of the information that is legally required.
c.You agree to abide by all provisions of the Existing Agreements which by their terms survive the termination of your employment.
d.You agree that you have returned or will return immediately any property or assets of The Company, including but not limited to keys, records, computers, peripherals, computer files and disks, notes, memoranda, models, inventory and equipment and every item and every document (including any items, documents, material or information that is that stored, maintained, or accessible by electronic or computerized means, and which may be further described below) in your possession or control that is The Company’s property or contains Company information, in whatever form. You acknowledge and stipulate that all of the Company's electronic and telephonic communication systems, computers and other business equipment including, but not limited to, computer systems, data bases, phone mail, modems, e-mail, Internet access, Web sites, fax machines, techniques, processes, formulas, mask works, source codes, programs, semiconductor chips, processors, memories, disc drives, tape heads, computer terminals, keyboards, storage devices, printers and optical character recognition devices, and any and all components, devices, techniques or circuitry incorporated in any of the above and similar business devices (herein collectively referred to as “Electronic Equipment”), are the sole property of the Company, and that any information transmitted by, received from, or stored in such Electronic Equipment is also the Company’s property. You further agree that you will not, directly or indirectly, for yourself or for any other person or entity, use, access, copy, or retrieve, or attempt to use, access, copy, or retrieve, any of the Company’s Electronic Equipment or any information on the Company’s Electronic Equipment.  You agree that you will immediately provide all system credentials related to your Company employment and duties, including any user identifications, passwords or similar

Anthony F. Bartolo
July 1, 2024

information, and will respond to any necessary follow-up communications related to system access and proprietary knowledge related to system security, configuration and operation.
e.In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement or any other agreement between you and Bandwidth or any of its subsidiaries in effect as of the date you receive this Agreement (together, the “Subject Documents”): (a) you will not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if you file a lawsuit for retaliation by Bandwidth for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the parties agree that nothing in the Subject Documents prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, filing a charge of discrimination, harassment or retaliation with, or participating in any investigation or proceeding conducted by or before, the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency or releases or restrains your right to receive an award for information provided to any such government agencies.
5.Remedies. You acknowledge that the provisions of Section 4 are of unique and substantial value to the Company, and that in the event that you breach any of the provisions of Section 4 or the Existing Agreements, the Company will have the right to immediately obtain equitable relief, including an injunction or decree of specific performance from any court of competent jurisdiction to restrain you from violating such provisions or to compel you to perform such undertakings or agreements. You agree that monetary relief cannot remedy a breach of the provisions of Section 4 and the Existing Agreements, and therefore an injunction is justifiable. Even if any violation occurs by you and regardless of whether the Company obtains legal, equitable or other relief against you, you agree that you will remain subject to all of the terms of this Agreement. Furthermore, the Company will be entitled to cease making any payments or providing any benefit otherwise required by this Agreement upon a breach of any of the provisions of Section 4 or of the Existing Agreements.
6.Release of the Company. In consideration of the Payments, you hereby covenant not to sue and fully and forever release and discharge the Company and its officers, directors, managers, stockholders, members, agents, attorneys, employees, former employees, and representatives, and the Company’s affiliates, predecessors, successors, subsidiaries, related entities and their respective directors, officers, managers, members, employees, agents, and representatives (hereinafter collectively referred to as “Company and Representatives”) from any and all claims, demands, damages, liens, actions, suits,

Anthony F. Bartolo
July 1, 2024

causes of action, obligations, debts, costs, expenses, attorneys’ fees, judgments, orders or liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, whether asserted or not asserted, which you may have through the date that this Agreement is signed, arising out of or in connection with your employment with the Company and/or your separation from employment with the Company. These released claims include, but are not limited to, claims arising under federal, state, and local statutory or common law, and the law of contract and tort. These released claims further include, but are not limited to, any claims you may have under the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the North Carolina Wage and Hour Act.
7.Advised to Consult Attorney. This Agreement affects important rights and includes a release of any and all claims arising out of any alleged violations of your rights while employed, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. Because this Agreement affects important rights, you are advised to consult with an attorney prior to executing this Agreement.
8.Time to Accept. You have twenty-one (21) days from the date you receive this Agreement to fully review and consider whether or not you wish to agree to all of its terms and conditions and to advise the Company of the same. You may take as much of that time as you wish before signing. In the event you sign this Agreement before that time, you certify, by your signature, that you knowingly and voluntarily waive the right to the full twenty-one (21) days, for reasons personal to you, with no pressure by the Company and Representatives to do so. To accept the Agreement, please date and sign this Agreement and return it to: Office of General Counsel, Bandwidth Inc., 2230 Bandmate Way, Raleigh, NC 27607.
9.Revocation. You are advised that should you sign this Agreement, accepting its terms and conditions, you will have a period of seven (7) days from the date of acceptance to change your mind and revoke this Agreement. If you decide to revoke this Agreement, then you must deliver written notice to: Office of General Counsel, Bandwidth Inc., 2230 Bandmate Way, Raleigh, NC 27607, within such 7-day period. The other terms and conditions contained herein will not be enforceable by the parties hereto until the expiration of this seven (7) day period (the date after the expiration of this period to be the “Effective Date”).
10.No Pending Claims. You represent that you have no other pending claims against the Company and Representatives.
11.No Tax Advice. You agree and acknowledge that the Company and Representatives have not made any representations regarding the tax consequences of any funds received pursuant to this Agreement. The provisions of Section 13 of the Employment Agreement (“Section 409A”) are hereby incorporated into this Agreement, mutatis mutandis.
12.No Admission of Wrongdoing. This Agreement will not in any way be construed as an admission by the Company and Representatives that they acted wrongfully with respect to you or that you have any rights against any of these persons.

Anthony F. Bartolo
July 1, 2024

13.Severability; Related Matters. The provisions of this Agreement are severable and if any part of it is found to be unenforceable the other Sections will remain fully and validly enforceable. In the event of a dispute hereunder, the language of all valid parts of this Agreement will be interpreted in accordance with its fair meaning and will not be interpreted either for or against either of the Parties hereto on the ground that such party drafted or caused to be drafted this Agreement or any part hereto.
14.No Waiver Except In Writing. No breach of any provision or provisions of this Agreement by either party can be waived unless done so expressly and in writing. Express waiver of any one breach will not be deemed a waiver of any other breach of the same provision or any other provision of this Agreement.
15.No Reliance. You acknowledge that you have not relied on any representation, communication or statement, written or oral, not set forth in this Agreement, and this Agreement supersedes and/or modifies any and all prior agreements, correspondence or communications between you and the Company and Representatives, except as provided in Section 3(c) with respect to the Existing Agreements.
16.Governing Law. You agree that this Agreement will be governed by and construed in accordance with the law of the State of North Carolina, without regard to its choice of law principles.
17.Voluntary Agreement. You acknowledge that you voluntarily enter into this Agreement with a full and complete understanding of its terms and legal effect. You represent that you were advised to consult with legal counsel about the provisions of this Agreement before signing below.
Bandwidth would like to thank you for your service, and we wish you every success in your future endeavors.
Sincerely,
/s/ David A. Morken
David Morken
Chief Executive Officer

Anthony F. Bartolo
July 1, 2024

You understand and agree that you have executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of Bandwidth or any third party, with the full intent of releasing all of your claims against the Company and Representatives. You acknowledge that: (a) you have read this Agreement; (b) you have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) you have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or have elected not to retain legal counsel; (d) you understand the terms and consequences of this Agreement and of the releases it contains; and (e) you are fully aware of the legal and binding effect of this Agreement.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT
AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN
AND UNKNOWN CLAIMS THROUGH THE DATE OF YOUR SIGNATURE.
Accepted and agreed:

/s/ Anthony F. Bartolo
Dated:    July 1, 2024